CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, dated January 28, 2025, and included in this Post-Effective Amendment No. 314 on the Registration Statement (Form N-1A, File No. 033-50718) of Advisors’ Inner Circle Fund II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 21, 2024, with respect to Vontobel U.S. Equity Institutional Fund and Vontobel Global Environmental Change Fund (the “Funds”) (two of the funds constituting Advisers Investment Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2024, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 28, 2025